Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of White River Capital, Inc. of our report dated March 12, 2010 relating to our audits of the consolidated financial statements of White River Capital, Inc. as of December 31, 2009 and 2008 and for each of the two years in the period ended December 31, 2009, which appear in the Annual Report on Form 10-K of White River Capital, Inc. for the year ended December 31, 2009.

/s/ McGladrey & Pullen, LLP
Raleigh, North Carolina
August 25, 2010